Exhibit 99.1

CHRIS PORTER NAMED NEW CHIEF FINANCIAL OFFICER FOR LANDSEA HOMES

Finance Industry Expert Brings More than 30 Years of Experience to Landsea Homes

Newport Beach, Calif. (November 15, 2021) — Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, announced today that Chris Porter has been hired for the Company’s position of Chief Financial Officer.

“Chris is a wonderful addition to our senior executive leadership team,” said John Ho, Chief Executive Officer, Landsea Homes. “He has extensive experience in spearheading financial operations for companies in the real estate sector, including those that develop best-in-class communities. His deep knowledge, financial expertise and strong leadership skills, will help position Landsea Homes for continued success now and into the future.”

Chris has more than 30 years of diverse experience in corporate finance in both public and private equity settings across multiple industries, including commercial real estate, senior housing, defense contracting and banking/finance sectors. In this new role, Chris will manage all financial matters for the Company.

In 2013, Chris joined senior housing real estate developer Silverstone Healthcare Company, as President and Chief Financial Officer. He was instrumental in growing the company to include nine luxury developments, and was successful in raising approximately $1 billion in debt and equity. During his tenure, he also oversaw all accounting, reporting, finance, human resources, liquidity and asset management functions.

Prior to Silverstone, Chris served as Vice President and Treasurer of Dyn-Corp International, responsible for its global Treasury, Risk Management, Liquidity and Investor Relations. Before that, Chris spent 10 years at Crescent Real Estate Equities, ending as Managing Director, in charge of capital markets, risk management, and treasury.

Throughout his career, Chris has created processes and procedures to streamline operations, drive standardization, reduce costs and optimize cash flow. He also has extensive within the capital markets, having has raised more than $6 billion in debt and equity over his career.

“This is an exciting time to become part of Landsea Homes’ senior executive team. They have highly respected, veteran leadership and have quickly become one of the fastest growing homebuilders in the industry. I’m looking forward to being a part of their continued growth and success,” said Chris.

For more information about Landsea Homes, visit http://www.landseahomes.com.

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA., that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provide homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

###

Media Contact:

Annie Noebel

Cornerstone Communications

anoebel@cornerstonecomms.com

(949) 449-2527

Investor Relations Contact:

Drew Mackintosh, CFA

Mackintosh Investor Relations, LLC

drew@mackintoshir.com

(512) 243-5009